Exhibit 99-1

PSC ADOPTS DECISION IN NYSEG RATE CASE WHICH WILL LEAD TO A DETERIORATION IN
CUSTOMER SERVICE
* * *
Commission Adopts Ill-Advised Staff Recommendations

FOR IMMEDIATE RELEASE

      Rochester, NY, August 23, 2006 - NYSEG said today that the Public Service Commission's (PSC) decision to reduce the company's electricity delivery rates is arbitrary and does not cover the company's expenses nor provides the opportunity to earn a fair return on its investment.

      "In order to comply with the Commission's decision, we will be forced to take drastic actions which will seriously impact our ability to provide the high level of service our customers have come to expect," said Jim Laurito, NYSEG's president and CEO. "This means that customers will unfortunately have to wait longer to have their service restored when winter and summer storms occur."

       NYSEG has not had an electricity delivery rate increase since 1995, while other electric utilities in New York State including Con Ed, Orange & Rockland, Central Hudson Gas & Electric, and National Grid have all received rate increases in the past year.

      "After over 10 years without a delivery rate increase and several rate decreases, and with the cost of operating and maintaining a complex energy delivery system continuing to increase, we sorely needed a delivery rate increase," Laurito said. "Since we have been ordered to further reduce delivery rates, this will have a serious impact on our employees and our customers. In this decision, the Commission has assumed higher sales for the company despite a stagnate Upstate economy. It also ignored true and legitimate costs for running a business such as medical and pension costs, and factored in a 3% productivity adjustment. These items in the aggregate amount to over $30 million on an annual basis or about 400 jobs."

      Laurito said NYSEG has already cut its delivery work force by 25% since 2000 and significantly reduced its expenses, even in the face of ever-increasing costs.

      "Our resources were stretched in responding to the catastrophic flooding in the Southern Tier earlier this summer," Laurito said. "Under the onus of the Commission's decision, I shudder to think what will happen when we are called upon to respond to future emergencies. Clearly, the PSC's decision to follow staff's recommendations is ill-advised. This decision does not provide NYSEG sufficient revenues to cover its expenses and to attract the necessary capital needed to improve its aging electricity infrastructure.

      "The PSC's decision is unfortunate", Laurito further said, "A top priority of a new Governor next year must be a review of how the PSC functions and makes its decisions. As it stands now, the Senior Staff of the PSC not only directs the prosecution of the case, but advises the Chairman, Commissioners and Judges as well. This is clearly a conflict of interest. There is no way to get a fair and balanced decision with this type of organizational structure. The net result is bad public policy. The Chairman and the Commissioners should have an independent staff to assist them in reviewing the recommendations of the PSC prosecutorial staff like in other states. This would have been especially helpful in this proceeding since 3 of the 5 Commissioners were recently appointed by the Governor when the eleven-month proceeding was essentially completed. Ordering a rate reduction, which will amount to about five cents/per day for the average customer politically looks good in the short run, but will ultimately hurt customers in the long run."

      The Company plans to pursue all legal avenues to recover legitimate costs and earn a just and reasonable return.

About NYSEG: NYSEG is a subsidiary of Energy East Corporation [NYSE:EAS], a super-regional energy services and delivery company in the Northeast. We serve 860,000 electricity customers and 254,000 natural gas customers across more than 40% of upstate New York. By providing outstanding customer service, promoting competition and focusing on growth, we will continue to be a valuable asset to the communities we serve. For more information about NYSEG, visit nyseg.com.

Contact:	Bob Bergin
585.771.2294